UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]       Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement           [_]  Definitive Additional Materials

                               SPIRE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:
________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:
________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:
________________________________________________________________________________
5)   Total fee paid:
________________________________________________________________________________
     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:
________________________________________________________________________________
          2)   Form, Schedule or Registration Statement No.:
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          3)   Filing Party:
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          4)   Date Filed:
________________________________________________________________________________
SEC 1913 (3-99)

                                SPIRE CORPORATION
                                ONE PATRIOTS PARK
                        BEDFORD, MASSACHUSETTS 01730-2396


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


       A Special Meeting of Stockholders ("Meeting") of Spire Corporation ("Company") will be held at Spire Corporation, One Patriots Park, Bedford, Massachusetts, on Tuesday, December 21, 1999, at 10:00 a.m., to consider and act upon the following matters:

     1. To approve a proposal to sell substantially all the assets of the Company's Optoelectronics Division.

     2.  To approve a proposal to restructure the Company.

     3. To approve an amendment to the Company's 1996 Equity Incentive Plan to increase the number of shares that may be offered thereunder from 300,000 to 500,000.

     4. To transact such other business as may properly come before the Meeting.

       Stockholders owning Company shares at the close of business on November 29, 1999, are entitled to receive notice of and to vote at the Meeting.

       If the action proposed in Proposal Number Two is approved by the stockholders at the Meeting and effected by the Company, any stockholder (1) who files with the Company, before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment of his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the Company, within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment of his shares and an appraisal of the value thereof. The Company and any such stockholder shall in such case have the rights and duties and shall follow the procedures set forth in Sections 86 to 98, inclusive of Chapter 156B of the General Laws of Massachusetts. See Proposal Number Two - "Dissenting Stockholders."

       All stockholders are cordially invited to attend the Meeting.

                                         By Order of the Board of Directors,

                                         /s/ Richard S. Gregorio
                                         -----------------------------------
                                         Richard S. Gregorio, CLERK
November 30, 1999

       WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                SPIRE CORPORATION
                                ONE PATRIOTS PARK
                        BEDFORD, MASSACHUSETTS 01730-2396

               PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

                                                               November 30, 1999

       The Board of Directors of Spire Corporation is soliciting proxies for a Special Meeting of Stockholders ("Meeting"). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Meeting. The Meeting will be held on Tuesday, December 21, 1999. This Proxy Statement and proxy card are being mailed to the stockholders on or about November 30, 1999.


                               PROPOSAL NUMBER ONE
                   SALE OF ASSETS OF OPTOELECTRONICS DIVISION

STRUCTURE OF THE SALE

       The Board of Directors has unanimously approved the sale of substantially all the assets of the Company's Optoelectronics Division ("Spire
Optoelectronics") to Methode Electronics, Inc. ("Methode") for $12,950,000 in cash and the assumption of certain liabilities.

       Pursuant to the Asset Purchase Agreement dated November 18, 1999, Methode Massachusetts, Inc. ("Buyer"), a wholly owned subsidiary of Methode, will acquire the following assets of Spire Optoelectronics:

     o   Machinery and equipment and other fixed assets;
     o   Inventory and other current assets;
     o   Certain contract and other rights;
     o   Certain proprietary rights; and
     o   Certain other assets.

       The assets of Spire Optoelectronics to be acquired will not include the following:

     o   Cash;
     o   Accounts receivable;
     o   Government contracts; and
     o   Rights to use the "Spire" trade name or trademark.

       Buyer will assume the following liabilities of Spire Optoelectronics:

     o   Commercial obligations under certain executory contracts;
     o A maximum of $100,000 in the aggregate of disclosed customer advances received by the Company in the ordinary course of business under certain executory contracts; and
     o Up to two weeks of accrued vacation for each employee of Spire Optoelectronics hired by Buyer.

BACKGROUND OF THE SALE

       In March 1999 the Company announced that, in order to obtain additional capital to pursue existing opportunities in its three business areas, it had engaged investment banking firms to assist in securing equity financing and to evaluate and recommend strategic options for maximizing shareholder value and for benefiting employees and customers. The options included joint ventures, a merger, and the sale of the entire Company, a business or a product line. The proposed sale of certain assets of Spire Optoelectronics to Buyer is a direct consequence of the Company's initiative.

       As a result of introductions by OEM Capital Corporation (one of the Company's investment bankers), the Company and Methode first made contact on May 27, 1999.

       On October 11, 1999 Methode and the Company signed a letter of intent, in which they set forth certain terms as the basis for a transaction to be negotiated. Thereafter, members of Methode's management met with the Company's management to conduct further due diligence investigations and to discuss certain aspects of the proposed transaction.

       As its regular meeting on September 14, 1999, the Company's Board of Directors was apprised of the status of the process between the Company and Methode until that date. After signing the letter of intent, the Company provided copies to its Board of Directors, together with the news release that publicized the signing of the letter of intent. Subsequently, officers of the Company spoke from time to time with individual members of the Board about the status of negotiations.

       On November 2, 1999, the Company's Board of Directors held a meeting by conference telephone to discuss the terms of the sale, as set forth in the then current draft of the Asset Purchase Agreement. Copies of the letter of intent and a draft of OEM Capital's fairness opinion had been furnished to the Directors in advance of the meeting. The Company's chief financial officer and legal counsel also participated in the meeting. They summarized the terms and conditions of the sale, led a discussion of those terms, and noted OEM Capital's draft opinion letter. The letter reviewed the process undertaken by the Company and contained a financial analysis of the sale, and concluded that the terms of the sale were fair to the Company from a financial point of view. After discussion, the Company's Board unanimously approved the sale and gave the President authority to negotiate the Asset Purchase Agreement on behalf of the Company. Following this meeting, the Company negotiated the final changes to the Asset Purchase Agreement. The Company and Methode signed the Agreement on November 18, 1999. The Company then issued a press release before the closing of the financial markets on November 19, 1999 announcing that it had entered into the Asset Purchase Agreement.

REASONS FOR THE SALE; RECOMMENDATION OF THE BOARD OF DIRECTORS

       The Company's Board of Directors believes that the terms of the sale are advisable and in the best interests of the Company and its stockholders. In reaching its determination to approve the Asset Purchase Agreement and to recommend that the Company's stockholders approve the sale, the Company's Board consulted with the Company's management and with the Company's financial and legal advisors. Together, they considered the following material factors:

     o The consideration to be paid to the Company was fair in light of other valuations of the assets and business of Spire Optoelectronics;

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

     o The cash to be received by the Company would enable the Company to strengthen its financial position, to pursue more aggressively in its other businesses (Spire Solar and Spire Biomedical), and thereby to enhance the Company's future prospects;
     o If the transaction closes before December 31, 1999, as is required by the Asset Purchase Agreement, the Company will be able to utilize certain tax credits to maximize the favorable treatment to the Company of the cash purchase price received for the sale of Spire Optoelectronics;
     o The sale represents the best strategic alternative available to the Company under present circumstances;
     o The written opinion of OEM Capital provided on November 18, 1999 to the effect that, based on its review and analysis and subject to the limitations set forth therein, the terms of the sale are fair to the Company from a financial point of view; and
     o The Company's ability under the Asset Purchase Agreement to consider and accept superior proposals prior to the closing of the sale subject to the payment of a $1.5 million termination fee to Methode under certain conditions, which fee the Company's Board believes is within the range of reasonableness for a transaction the size of the sale.

       In view of the variety of factors considered, the Company's Board did not assign relative weights to the factors listed above or determine that any factor was of particular importance. Rather, the Board viewed its recommendations as being based on the totality of the information presented. Also, the Board relied on the experience and expertise of OEM Capital, its financial advisor, for analysis of the financial terms of the transaction. In considering all the factors described above, individual members of the Board may have given different weight to different factors. The Board considered all these factors as a whole to be favorable to the Company and to support its determination to approve the transaction and recommend it to the Company's stockholders.

       THE BOARD UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE IN FAVOR OF THE TRANSACTION AT THE MEETING.

OPINION OF FINANCIAL ADVISOR

       OEM Capital Corporation has acted as the Company's financial advisor in connection with the transaction. On November 18, 1999, OEM Capital delivered to the Company's Board its written opinion that as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be paid to the Company was fair from a financial point of view.

       THE FULL TEXT OF OEM CAPITAL'S OPINION IS ATTACHED TO THIS DOCUMENT AS ANNEX A. STOCKHOLDERS ARE URGED TO READ OEM CAPITAL'S OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. OEM CAPITAL'S OPINION WAS PREPARED FOR THE BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE COMPANY FROM A FINANCIAL POINT OF VIEW. THE OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE COMPANY TO ENGAGE IN THE TRANSACTION OR OTHER BUSINESS STRATEGIES CONSIDERED BY THE BOARD. OEM CAPITAL'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING.

       The Company imposed no restrictions or limitations on OEM Capital with respect to the investigations made or the procedure followed by OEM Capital in rendering its opinion. In arriving at its opinion, OEM Capital reviewed, among other things, the executed Asset Purchase Agreement dated November 18, 1999 and the related schedules and exhibits. OEM Capital also reviewed financial and other information that was publicly available. The Company provided OEM Capital certain internal financial statements and financial projections of the Company prepared by its management. In addition, OEM Capital compared certain financial and securities data of the Company with various other companies whose securities are publicly traded, reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions, and conducted such other analyses and considered such other factors as OEM Capital deemed appropriate for the purpose of rendering its opinion.

       In rendering its opinion, OEM Capital assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of its opinion. OEM Capital assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Spire Optoelectronics. OEM Capital relied, without independent verification, upon the assessment by the Company's management of the Company's technologies and products, and the validity of, and risks associated with, the Company's existing and future products and technologies. OEM Capital did not make any independent valuation or appraisal of the assets and liabilities of the Company, nor was OEM Capital furnished with any such appraisals.

       OEM Capital's opinion is necessarily based on economic, market and other conditions as in effect on, and on the information made available to OEM Capital as of, the date of its opinion.

INTERESTS OF CERTAIN PERSONS IN THE SALE

       Roger G. Little, Chairman of the Board and Chief Executive Officer of the Company, has entered into a voting agreement with Methode pursuant to which he has agreed to vote all his shares of the Company's stock (approximately 38% of the outstanding shares) in favor of the proposed transaction.

       Pursuant to the terms of the Asset Purchase Agreement, Methode is obligated to offer Dr. Everett McGinley, Spire's Vice President, Business Development, employment on an "at will" basis at a similar level of compensation.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR THE COMPANY

       The following summary of the material tax consequences of the sale by the Company is not intended to be tax advice to any person, nor is it binding upon the Internal Revenue Service. In addition, no information is provided herein with respect to the tax consequences of the sale under applicable foreign or local laws.

       The Company will recognize a gain on the sale equal to the amount realized by the Company from the sale less the Company's adjusted basis in the net assets sold. The amount realized will equal the sum of money received by the Company in consideration for the assets. The Company anticipates that its available net operating losses and general business tax credits will partially offset the taxable gain attributable to the sale. The Company will also be subject to an alternative minimum tax. The gain on the sale will be included with the Company's alternative minimum taxable income or loss for the tax year ended December 31, 1999 and may result in alternative minimum tax liability.

       Consummation of the transaction will not result in any federal income tax consequences to the Spire stockholders.

ANTICIPATED ACCOUNTING TREATMENT FOR THE COMPANY

       The sale will be accounted for as a sale of assets, in accordance with generally accepted accounting principles. The Company will recognize a gain for book purposes based upon the excess net proceeds to be received under the Asset Purchase Agreement over the book value of the net assets sold.

REGULATORY APPROVALS

       The Company must comply with all applicable federal and state requirements, including Hart-Scott-Rodino anti-trust filings, and approvals of the contracting officers under all government contracts to be subcontracted to Buyer or otherwise requiring consent. In the event any such approval or consent cannot be obtained prior to the closing of the transaction, the Company will cooperate with Methode and Buyer in attempting to obtain the approval or consent as promptly thereafter as practicable.

ABSENCE OF APPRAISAL RIGHTS

       Because the assets of Spire Optoelectronics do not constitute all or substantially all of the assets of the Company, stockholder approval of the sale is not required under Massachusetts law, and dissenting stockholders will not be entitled to appraisal rights under Massachusetts law in the event the transaction is approved and consummated. Notwithstanding that stockholder approval is not required under Massachusetts law, the Company's Board has determined to seek the approval of the Company's stockholders of the sale of Spire Optoelectronics pursuant to the Asset Purchase Agreement, and if such approval is not obtained, the Company will not close the Asset Purchase Agreement. However, see Proposal Number Two, regarding a plan to restructure the Company. If the sale of Spire Optoelectronics to Buyer as described in this Proposal Number One is not approved, or if it is approved but the sale is not consummated for any reason, then the Company intends to seek stockholder approval to transfer Spire Optoelectronics in accordance with the restructuring plan set forth in Proposal Number Two. See "Proposal Number Two - Dissenting Stockholders" for a description of appraisal rights in connection with that proposal for restructuring the Company.

TERMS OF THE ASSET PURCHASE AGREEMENT

       REPRESENTATIONS AND WARRANTIES

       The Asset Purchase Agreement contains various representations and warranties of the Company, Methode and Buyer relating to, among other things, the following:

     o their incorporation, existence, good standing, corporate power and similar corporate matters;
     o their authorization, execution, delivery and performance and the enforceability of the Asset Purchase Agreement, other agreements and related matters. and the absence of violations;
     o   Spire Optoelectronics' financial statements;
     o compliance by Spire Optoelectronics with laws, ordinances and regulations;

     o   environmental matters relating to Spire Optoelectronics;
     o employment, labor and employee benefit matters relating to Spire Optoelectronics;
     o the absence of certain material changes or events since December 31, 1998 relating to Spire Optoelectronics;
     o pending or threatened litigation involving the Company or any of its properties or assets or any officers or directors of the Company;
     o   tax matters affecting the Company;
     o   product liability and warranties relating to Spire Optoelectronics;
     o   real property and leases of the Company;
     o   material contracts relating to Spire Optoelectronics;
     o   title to and condition of assets;
     o   insurance; and
     o owned and licensed intellectual property used in the Spire Optoelectronics business.

       CONDUCT OF BUSINESS PENDING THE CLOSING

       The Asset Purchase Agreement requires that until the closing, the Company will conduct the operations of Spire Optoelectronics in the ordinary course and consistent with past practice. Furthermore, the Agreement specifies that the Company will:

     o use best efforts to preserve intact its business organizations and the business organizations of Spire Optoelectronics;
     o   keep available to Buyer the services of employees of Spire
         Optoelectronics;
     o continue in full force and effect without material modification all existing policies or binders of insurance relating to Spire Optoelectronics;
     o preserve the current relationships of Spire Optoelectronics with its customers, suppliers and others with whom it has significant business relationships;
     o not enter into any contract with respect to Spire Optoelectronics involving amounts in excess of $20,000 or which is not cancelable without penalty or further payment on 30 days' notice without Methode's prior written consent;
     o not make any material change in the customary methods of operations of Spire Optoelectronics;
     o not make any increase in the compensation, commissions or perquisites payable or to become payable by the Company to any employees of Spire Optoelectronics or any payment of any bonus, profit sharing or other extraordinary compensation to any such employees;
     o not make any change in the accounting methods or practices followed by the Company with respect to Spire Optoelectronics or any change in depreciation or amortization policies or rates previously adopted, other than changes required by generally accepted accounting principles;
     o not make any write-up or write-down of the value of any inventories or revaluation of any assets of Spire Optoelectronics, other than in the ordinary course of business consistent with past practices and in accordance with generally accepted accounting principles; and
     o not make any sale, lease, abandonment or other disposition of any machinery, equipment or other operating properties, or any intangible assets used in the business of Spire Optoelectronics, other than in the ordinary course of business.

       OTHER COVENANTS

       ACCESS TO INFORMATION; CONFIDENTIALITY

       The Company must permit Methode and its representatives full access during normal business hours to inspect the operations, equipment, property, books, contracts, commitments, records and affairs of the Optoelectronics Division. All information and documents provided by the Company to Methode during its investigation will be subject to the terms of a confidentiality agreement in effect between the Company and Methode.

       STOCKHOLDERS MEETING

       Notwithstanding that Massachusetts law does not require shareholder approval, the Asset Purchase Agreement requires the Company to duly call, give notice of, convene and hold a meeting of its stockholders to approve the Asset Purchase Agreement. The Company must prepare and file with the Securities and Exchange Commission a Proxy Statement relating to the Meeting and must mail the Proxy Statement to its stockholders. The Company must also include in the Proxy Statement the recommendation of its Board of Directors that the stockholders approve and adopt the Asset Purchase Agreement.

       NO SOLICITATION

       Before the closing or termination of the Asset Purchase Agreement, the Company may not solicit, encourage, initiate or accept any proposal or offer for an acquisition or purchase of the Company's capital stock or any material assets of the Company or other business combination or extraordinary business transaction involving the Company or Spire Optoelectronics. If the Company receives any such proposal or offer, it must notify Methode and Buyer within 24 hours and must identify the company or person making the proposal or offer and indicate the terms and conditions of the proposal or offer.

       CONDITIONS OF THE SALE

       The Company is not obligated to complete the sale unless certain conditions are satisfied or waived, including but not limited to the following:

     o   the Company's stockholders approve the Asset Purchase Agreement;
     o all material consents and approvals necessary for the sale are obtained;
     o   legal counsel to Methode and Buyer has delivered a favorable opinion;
     o no suit, action or other proceeding or investigation is threatened or pending questioning the legality of the Asset Purchase Agreement or the consummation of the related transactions;
     o Buyer has executed and delivered to the Company an Employee Transfer Agreement; and
     o Buyer has executed and delivered to the Company an assumption agreement for the Assumed Liabilities.

       In addition, the parties are not obligated to complete the sale unless the other party's representations and warranties in the Asset Purchase Agreement are true and correct in all material respects on the closing date and the other party has duly performed or complied with all its obligations to be performed or complied with on or prior to closing.

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

       Other conditions of the sale include the following:

     o The Company must have executed subcontracts to Buyer for certain government contracts;
     o The Company, Methode and Buyer must have entered into a sublease for Company space to be occupied by Buyer;
     o Roger G. Little must have entered into a non-competition agreement, whereby he agrees that for a period of 5 years after the completion of the sale he will not engage in any business that competes with the optoelectronics business conducted by Methode and Buyer, nor solicit for employment or employ any employee of Spire Optoelectronics who accepted employment with Methode or Buyer after the closing and was employed by Methode or Buyer during the previous 12 months;
     o The Company, Methode and Buyer must have executed an escrow agreement with a financial institution pursuant to which the Company has deposited $750,000 of the cash purchase price payable by Buyer; and
     o The Company must have executed a Service Agreement with Methode and Buyer.

       OTHER AGREEMENTS

       For a period of five years after the completion of the sale, the Company may not engage in any business which competes with the optoelectronics business, as operated by Methode and Buyer, nor solicit for employment or employ any employee of Spire Optoelectronics who accepted employment with Methode or Buyer after the closing and was employed by Methode or Buyer during the previous 12 months.

       Similarly, for a period of five years after the completion of the sale, neither Methode nor Buyer may engage in any business that competes with the Company's terrestrial photovoltaics or biomedical businesses, as conducted at the time of completion of the sale, nor may either of them solicit for employment or employ any person who was employed by either of those businesses during the previous 12 months.

       INDEMNIFICATION

       For period of 12 years following the completion of the sale, the Company must indemnify Methode and Buyer and their directors, officers, employees and agents from damages and claims arising from inaccuracies in or breaches of representations and warranties made by the Company in the Asset Purchase Agreement or in related documents. However, most representations and warranties expire on June 30, 2001, except those relating to title and environmental matters, which survive indefinitely. The Company's obligation to indemnify relates also to nonfulfillment of covenants and agreements; liabilities and obligations that are not assumed liabilities; claims and litigation relating to Spire Optoelectronics prior to the completion of the sale; and certain other matters, primarily involving liabilities prior to the completion of the sale.

       Similarly, for a period of 12 years following the completion of the sale, Methode and Buyer must indemnify the Company and its directors, officers, employees and agents from damages and claims arising from breaches of representations and warranties made by either Methode or Buyer in the Asset Purchase Agreement or in related documents. However, all such representations expire on June 30, 2001. The obligation of Methode and Buyer to indemnify relates also to nonfulfillment of covenants and agreements; liabilities and obligations that are assumed liabilities; and certain other matters, primarily involving liabilities prior to the completion of the sale.

       TERMINATION

       The parties may terminate the Asset Purchase Agreement at any time prior to completion of the sale as follows:

     o   by mutual written consent of all the parties;
     o by Methode and Buyer if an event or condition occurs that has resulted in or may be expected to result in a change or effect that is or could be materially adverse to Spire Optoelectronics, its results of operations, financial condition or business prospects, or on the Company's ability to consummate its obligations under the Agreement; or if the Company makes a general assignment for the general benefit of creditors or a proceeding is instituted by or against the Company with respect to bankruptcy, insolvency or similar matters;
     o by Methode and Buyer if the Company is in material breach of any of its representation, warranties, covenants or agreements, or if any of its representations or warranties becomes untrue;
     o by the Company if Methode and Buyer is in material breach of any of their representations, warranties, covenants or agreements, or if any of their representations or warranties becomes untrue;
     o by any of the parties if the conditions of the sale have not been met and the sale has not been completed by December 31, 1999;
     o by any of the parties if the Company's stockholders vote against approval of the Agreement; or
     o by any of the parties if any governmental entity issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the consummation of the sale and such order, decree, ruling or other action becomes final and nonappealable.

       FEES AND EXPENSES; TERMINATION FEES

       Except as described below, each party will pay its own costs and expenses in connection with the Asset Purchase Agreement and the related transactions.

       The Company must pay Methode and Buyer a termination fee of $1.5 million if any of the parties terminates the Asset Purchase Agreement by reason of failure of the Company's stockholders to approve the Asset Purchase Agreement, and the Company received and publicized an alternative acquisition proposal. If the Company terminates the Agreement for any other reason, then Methode and Buyer must pay the Company for all its out-of-pocket expenses in connection with this Proxy Statement and securing a fairness opinion, up to a maximum of $150,000.

       If any of the parties fails to consummate the sale after the fulfillment of all the closing conditions applicable to it, then the party who fails to consummate the sale shall be liable to the other party for its actual damages, up to a maximum amount of $1.5 million.

                               PROPOSAL NUMBER TWO
                   APPROVAL OF PLAN TO RESTRUCTURE THE COMPANY

       Management has presented to the Board of Directors a proposal for restructuring the Company by making a transfer of a substantial portion of the Company's property and assets, including goodwill, (the "Transfer") to wholly owned subsidiaries of the Company. Under the proposal, the business, property and assets of one, two or (if Proposal Number One is not approved, or if it is approved but the transaction is not consummated) all three of the Company's operating divisions would be transferred to a corresponding number of newly formed subsidiaries that would be wholly owned by the Company. Counsel has advised the Company that, under Massachusetts law, the Transfer would require the affirmative vote of two thirds of the shares of the Company's Common Stock outstanding and entitled to vote.

REASONS FOR THE TRANSFER

       The Board of Directors believes that the Transfer would facilitate financing and other activities by permitting a particular operating subsidiary to obtain public or private financing and to engage in transactions such as strategic alliances, joint ventures and also mergers and acquisitions. However, there is no existing plan, arrangement or understanding for any such activity with respect to Spire Solar or Spire Biomedical.

DESCRIPTION OF THE COMPANY AND THE PROPOSED SUBSIDIARIES

       THE COMPANY. The Company provides products and services to solar, optoelectronics and biomedical markets worldwide. The Company has its headquarters and operations in Bedford, Massachusetts and has a staff of approximately 107 employees.

       PROPOSED SUBSIDIARIES AND HEADQUARTERS

       SPIRE BIOMEDICAL, INC. This company would provide products and services to biomedical markets. It would have a staff of approximately 28 employees.

       SPIRE OPTOELECTRONICS, INC. If Proposal Number One is not approved, or if it is approved but the transaction is not consummated, this company would provide products and services to optoelectronics markets. It would have a staff of approximately 28 employees.

       SPIRE SOLAR, INC. This company would provide products and services to solar energy markets. It would have a staff of approximately 22 employees.

       HEADQUARTERS. Spire Corporation, as the parent company, would have a headquarters staff of approximately 29 employees.

TERMS OF THE TRANSFER

       The Transfer is expected to occur within approximately 10 months of approval by stockholders of the Company, subject to (i) formation of wholly owned subsidiaries under Massachusetts law, (ii) receipt of required consents of lenders and other parties with which the Company has contractual obligations, (iii) establishment of appropriate policies and procedures, accounting arrangements, employee benefits, insurance and banking arrangements for the subsidiaries, and (iv) negotiation of intercompany service agreements between the Company and the subsidiaries. However, management or the Board of Directors may elect, within a period of up to one (1) year from the date of the approval by stockholders, to abandon the Transfer, in whole or in part, prior to accomplishing it, notwithstanding a favorable vote by the stockholders. In determining whether to abandon the Transfer, the Board of Directors will consider, among other factors, whether the holders of 5% or more of the Company's Common Stock have taken steps to exercise appraisal rights as dissenting stockholders. See "Dissenting Stockholders."

       In 1997 the Company's stockholders approved a similar plan to restructure the Company, and no holders of the Company's Common Stock took steps to exercise appraisal rights as dissenting stockholders. However, management subsequently elected to abandon the plan.

       No federal or state regulatory requirements apply to the transaction, and no federal or state approvals must be obtained in connection with it.

       Under intercompany service agreements to be entered into between the Company and the subsidiaries, the Company may agree to provide certain services to the subsidiaries including, but not limited to, management, legal, tax, treasury, finance, computer, management information systems and accounting services.

ACCOUNTING TREATMENT

       There would be no accounting impact from the Transfer. The property, assets and liabilities of the operating divisions would be transferred at cost to new wholly owned subsidiaries of the Company. The financial statements of the wholly owned subsidiaries would be consolidated with those of the Company and its existing wholly owned subsidiary, Spire International Sales Corporation.

FEDERAL INCOME TAX CONSEQUENCES

       The Company believes that the Transfer would be treated as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended, for federal corporate income tax purposes. Federal corporate income tax returns of the Company and the new wholly owned subsidiaries would be filed on a consolidated basis since the Company would maintain an equity ownership in excess of 80%.

       Each newly created subsidiary would have a carryover tax basis in the assets transferred. The Company's net operating loss carryforward and alternative minimum tax credit carryforward would continue to be available, subject to stock ownership changes. If changes in the stock ownership of any of the entities exceed 50% of the value of the entity's stock during any three-year period, the utilization of the net operating loss and credit carryforwards may be subject to limitations under Section 382 of the Internal Revenue Code of 1986, as amended.

       Stockholders of the Company would have no federal income tax consequences from the Transfer.

DISSENTING STOCKHOLDERS

       If the Transfer is approved by the required vote of the Company's stockholders and is not abandoned, any holder of the Company's Common Stock who does not vote in favor of the Transfer and who files a written demand with the Company and otherwise complies with the applicable provisions of Sections 86 to 98 of Chapter 156B of the Massachusetts General Laws may require the Company to purchase for cash at their fair market value the shares that were not voted in favor of the Transfer. The following summary is qualified in its entirety by Sections 86 to 98 of Chapter 156B of the Massachusetts General Laws with respect to the perfection of dissenters' rights.

       A holder of the Company's stock wishing to require the Company to purchase his or her shares must:

     (1) File with the Company, before the taking of the vote on the approval of the Transfer, written objection to the proposed Transfer stating that such stockholder intends to demand payment for his or her shares if the Transfer is consummated.

     (2) Not vote his or her shares in favor of the Transfer.

     (3) If the Transfer is approved by the stockholders of the Company and consummated, make written demand for payment of his stock upon the Company within 20 days after the date on which the notice of effectiveness of the Transfer is mailed to each stockholder who filed a written objection and whose shares were not voted in favor of the Transfer. Such notice is to be mailed by the Company within 10 days after the effective date of the Transfer.

       A vote against the Transfer will not be deemed to satisfy the requirements that written objection be filed with the Company prior to the stockholder vote on the Transfer. However, a stockholder who has filed a written objection to the Transfer as provided in (1) above will not be deemed to have waived his or her appraisal rights by failing to vote against the Transfer so long as he or she does not actually vote in favor of it.

       The Company is required to make payment of the fair market value of the shares owned by each dissenting stockholder within 30 days after the expiration of the 20-day period during which a demand for payment may be made. If, during such 30-day period, the Company and a dissenting stockholder fail to agree as to the fair value of such stockholder's shares, either the Company or the dissenting stockholder may, within four months after the expiration of such 30-day period, request a court determination of the fair value of the shares of all the dissenting stockholders by filing an action in the Superior Court of Middlesex County in the Commonwealth of Massachusetts. The cost of such an action, other than counsel fees and fees of experts retained by a party, will be determined by the court and apportioned in such a manner as appears to the court to be equitable; however, all costs of giving notice to the stockholders entitled to notice of the filing of such an action will be paid by the Company.

       In any such action, the fair value of the shares of any stockholder who is party to the action will be determined as of the day preceding the date the Transfer was approved by the stockholders of the Company and will not include any element of value arising from the expectation or consummation of the Transfer. The fair value of such shares may be lower or higher than the amounts to be realized by the stockholders not exercising appraisal rights. The Company has not yet determined whether it will file such an action and, therefore, any stockholder who desires such an action to be filed is advised to file it on a timely basis. Otherwise, failure by at least one dissenting stockholder to so file could nullify all written demands for appraisal by stockholders who have not reached an agreement with the Company as to the value of the Common Stock.

       Any stockholder contemplating the exercise of the rights summarized above is urged to consult with counsel. The failure by a stockholder to follow precisely all the steps required by Sections 86-98 of Chapter 156B will result in the loss of those rights.

       Written demands, notices or other communications which a Company shareholder wishes to send to the Company concerning the exercise of dissenters' rights should be addressed to:

                                Spire Corporation
                                One Patriots Park
                             Bedford, MA 01730-2396
                                Attention: Clerk

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

       Pursuant to Massachusetts law, a favorable vote by the holders of two thirds of the issued and outstanding shares of Common Stock of the Company is required for the approval of the proposed Transfer. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE TRANSFER.


                              PROPOSAL NUMBER THREE
                     AMENDMENT TO 1996 EQUITY INCENTIVE PLAN

GENERAL

       The Company's 1996 Equity Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors in 1996 and by the stockholders in 1997. By unanimous written consent taken on June 14, 1999, the Compensation Committee of the Board of Directors adopted a proposal to amend the Incentive Plan to increase the number of shares of the Company's Common Stock that may be delivered thereunder from 300,000 shares to 500,000 shares, subject to the approval of stockholders. Of the 300,000 shares currently authorized for issuance under the Incentive Plan, awards in the form of options for the purchase of 297,563 shares, net of forfeitures, have been granted since the adoption of the Incentive Plan, leaving a balance of 2,437 shares reserved for future grants of options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock and performance awards. The following numbers of options have been granted to the following individuals or groups under the Incentive Plan and are outstanding as of November 24, 1999:

------------------------------------------ -------------------------------------------- -------------------
                       Name                               Position                      Options Outstanding
------------------------------------------ -------------------------------------------- -------------------
Roger G. Little                            President, Chief Executive Officer and                   0
                                              Chairman of the Board
------------------------------------------ -------------------------------------------- -------------------
Richard S. Gregorio                        Vice President & Chief Financial Officer            30,000
------------------------------------------ -------------------------------------------- -------------------
Stephen J. Hogan                           Vice President & General Manager, Solar             35,000
------------------------------------------ -------------------------------------------- -------------------
Everett S. McGinley                        Vice President, Business Development                25,000
------------------------------------------ -------------------------------------------- -------------------
Ronald S. Scharlack                        Vice President & General Manager, Biomedical        20,000
------------------------------------------ -------------------------------------------- -------------------
All current executive officers as a group                                                     110,000
------------------------------------------ -------------------------------------------- -------------------
All current Directors who are not                                                              55,000
   executive officers as a group
------------------------------------------ -------------------------------------------- -------------------
All employees who are not executive                                                           132,563
   officers as a group
------------------------------------------ -------------------------------------------- -------------------

       On November 23, 1999, the fair market value of the Company's Common Stock was $4.31 per share. The benefits or numbers of options that will be granted in the future under the Incentive Plan are not determinable.

       Under the Company's 1985 Incentive Stock Option Plan and Directors Stock Option Plan (the "Prior Plans"), options to purchase a total of 28,750 shares are currently outstanding. No additional options may be granted under the Prior Plans.

       The Board of Directors recommends adoption of the proposed amendment because the Board believes that it is important to have stock options and other stock-based awards available in order to attract and retain high-quality personnel for the Company.

       Unless otherwise determined by the Board of Directors, the Incentive Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee").

SUMMARY OF INCENTIVE PLAN

       The following is a summary of certain material features of the Incentive Plan.

       Unless otherwise determined by the Board of Directors, the Incentive Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Incentive Plan is designed to advance the Company's interests by enhancing its ability to attract and retain employees and others in a position to make significant contributions to the success of the Company through ownership of shares of Common Stock. The shares reserved for issuance under the Incentive Plan are subject to adjustment for stock dividends and similar events. The Incentive Plan provides for the grant by the Compensation Committee of stock options (both incentive stock options and nonstatutory options), stock appreciation rights, restricted stock, unrestricted stock, deferred stock grants and performance awards, as well as loans in connection with such grants and awards and cash payments intended to offset income taxes due with respect to any such grant or award. Awards under the Incentive Plan may also include provision for the payment of dividend equivalents with respect to the shares subject to the awards. All employees of the Company and other persons or entities

(including non-employee directors of the Company) who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of the Company are eligible to participate in the Incentive Plan. There are currently approximately 112 employees and directors eligible to participate in the Incentive Plan. The maximum number of shares with respect to which awards may be granted to any one participant during the term of the Incentive Plan is 75,000 shares.

       The exercise price of an incentive stock option granted under the Incentive Plan may not be less than 100% (110% in the case of 10% shareholders) of the fair market value of the Common Stock at the time of grant. The exercise price of a nonstatutory option granted under the Incentive Plan is determined by the Compensation Committee. The term of each option may be set by the Compensation Committee but cannot exceed ten years from grant (five years from grant in the case of an incentive stock option granted to a 10% shareholder), and each option will be exercisable at such time or times as the Compensation Committee specifies. The option price may be paid in cash or check acceptable to the Company or, if permitted by the Compensation Committee and subject to certain additional limitations, by tendering shares of Common Stock held for at least six months, by using a promissory note, by delivering to the Company an undertaking by a broker to promptly deliver sufficient funds to pay the exercise price, or a combination of the foregoing.

       Stock appreciation rights ("SARs") may be granted either alone or in tandem with stock option grants. Each SAR entitles the participant, in general, to receive upon exercise the excess of a share's fair market value at the date of exercise over the share's fair market value on the date the SAR was granted. The Incentive Plan also provides for SARs entitling the participant, upon exercise, to receive an amount based on certain other measures, including SARs that entitle the recipient to receive, following a change in control of the Company as defined in the Incentive Plan, an amount measured by specified values or averages of values prior to the change in control. If an SAR is granted in tandem with an option, the SAR will be exercisable only to the extent the option is exercisable. To the extent the option is exercised, the accompanying SAR will cease to be exercisable, and vice versa.

       The Incentive Plan provides for awards of nontransferable shares of restricted Common Stock subject to forfeiture, as well as of unrestricted shares of Common Stock. Awards may provide for acquisition of restricted and unrestricted Common Stock for par value. Restricted Common Stock is subject to repurchase by the Company at the original purchase price if the participant ceases to be an employee before the restrictions lapse. Other awards under the Incentive Plan may also be settled with restricted Common Stock.

       The Incentive Plan also provides for deferred grants entitling the recipient to receive shares of Common Stock in the future at such times and on such conditions as the Compensation Committee may specify, and performance awards entitling the recipient to receive cash or Common Stock following the attainment of performance goals determined by the Compensation Committee. Performance conditions and provisions for deferred stock may also be attached to other awards under the Incentive Plan.

       Except as otherwise provided by the Compensation Committee, if a participant dies, options and SARs exercisable immediately prior to death may be exercised by the participant's executor, administrator or transferee during a period of one year following such death (or for the remainder of their original term, if less). Options and SARs not exercisable at a participant's death terminate.

Outstanding awards of restricted Common Stock must be transferred to the Company upon a participant's death and, similarly, deferred Common Stock grants, performance awards and supplemental awards to which a participant is not irrevocably entitled will be forfeited, except as otherwise provided.

       In the case of termination of a participant's association with the Company for reasons other than death, options and SARs generally remain exercisable, to the extent they were exercisable immediately prior to termination, for six months (or for the remainder of the original term, if less) and shares of restricted Common Stock must be resold to the Company. Other awards to which a participant was not irrevocably entitled prior to termination are forfeited and the awards cancelled unless otherwise determined by the Compensation Committee. If any such association is terminated due to the participant's discharge for cause which in the opinion of the Compensation Committee casts such discredit on the participant as to justify immediate termination of any award under the Incentive Plan, such participant's options and SARs may be terminated immediately. Also, in the case of certain mergers, consolidations and other transactions in which substantially all of the assets or stock of the Company are acquired by a single person or entity, all outstanding awards granted under the Incentive Plan will become immediately exercisable in full.

       Notwithstanding the foregoing, in the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert or in the event of the sale or transfer of substantially all of the Company's assets, (i) each outstanding option and SAR will become immediately exercisable unless otherwise provided at the time of grant, (ii) each outstanding share of restricted Common Stock will immediately become free of all restrictions and conditions, and (iii) all conditions on deferred grants, performance awards and supplemental grants which relate only to the passage of time and continued employment will be removed.

       No award may be granted under the Incentive Plan after December 10, 2006.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       The following summary of certain federal income tax consequences associated with stock option grants under the Incentive Plan does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Incentive Plans, nor does it cover state, local or non-U.S. taxes.

       INCENTIVE STOCK OPTIONS. In general, an optionee realizes no taxable income upon the grant or exercise of an incentive stock option (ISO). However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. In the case of a sale to an unrelated party for a price less than the value of the shares at the time of exercise, this ordinary income is normally capped by the gain on the sale, if any. Any gain recognized in the disposition in excess of the ordinary income amount is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

       In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a nonstatutory option (see below). A special rule applies in the case of termination of employment by reason of permanent disability. ISOs granted after 1986 are also treated as nonstatutory options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of the grant) in excess of $100,000.

       NONSTATUTORY STOCK OPTIONS. In general, in the case of a nonstatutory option the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company, subject to satisfaction of any applicable withholding requirements; and upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

       MISCELLANEOUS. Under the so-called "golden parachute" provisions of the Internal Revenue Code, the grant, vesting or accelerated exercisability of awards in connection with a change of control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

       The Company's ability to claim a deduction in connection with awards under the Incentive Plan may be further limited by Section 162(m) of the Internal Revenue Code, which restricts to $1 million the amount a public corporation may deduct for remuneration in any year to any of its top five officers. Certain forms of remuneration are exempt from the $1 million limit, including compensation associated with the exercise of non-discounted stock options that are granted pursuant to shareholder-approved plans and that meet certain other requirements.

RECOMMENDATION OF THE BOARD OF DIRECTORS

       THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO THE INCENTIVE PLAN WILL PROMOTE THE INTERESTS OF THE COMPANY AND THE STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL TO AMEND THE INCENTIVE PLAN. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

VOTE REQUIRED

       To approve the amendment to Incentive Plan, the vote of the holders of a majority of the shares present or represented and entitled to vote on the proposal at the meeting is required.

                             OWNERSHIP OF SECURITIES

       The following table below shows how the Company common stock is beneficially owned by the directors, executive officers and all those known by the Company to be beneficial owners of more than 5% of the Company's outstanding common stock as of November 1, 1999. This table is based upon information provided to the Company or filed with the Securities and Exchange Commission by the Company's directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned. Each person or entity maintains a mailing address c/o the Company, One Patriots Park, Bedford, Massachusetts 01730-2396.

                                     AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
--------------------------------------------------- ------------------- -------------------- -----------------
                                                     Number of Shares     Right to Acquire   Percent of Common
                             Name                  Beneficially Owned (1)       (2)            Stock  (3)(4)
--------------------------------------------------- ------------------- -------------------- -----------------
Michael T. Eckhart                                                0              2,500                 *
--------------------------------------------------- ------------------- -------------------- -----------------
A. John Gale                                                  9,250              1,250                 *
--------------------------------------------------- ------------------- -------------------- -----------------
Richard S. Gregorio                                               0             13,500                 *
--------------------------------------------------- ------------------- -------------------- -----------------
Udo Henseler                                                      0              7,250                 *
--------------------------------------------------- ------------------- -------------------- -----------------
Stephen J. Hogan                                              4,900             13,750                 *
--------------------------------------------------- ------------------- -------------------- -----------------
Roger G. Little (5)                                       1,250,292                  0             38.5%
--------------------------------------------------- ------------------- -------------------- -----------------
Everett S. McGinley                                               0             11,250                 *
--------------------------------------------------- ------------------- -------------------- -----------------
Roger G. Redmond (6)                                            200              5,000                 *
--------------------------------------------------- ------------------- -------------------- -----------------
Ronald S. Scharlack                                           1,000              5,000                 *
--------------------------------------------------- ------------------- -------------------- -----------------
John A. Tarello                                               6,000              1,250                 *
--------------------------------------------------- ------------------- -------------------- -----------------
Anthony G. Viscogliosi                                            0                  0                0
--------------------------------------------------- ------------------- -------------------- -----------------
Spire Corporation 401(k) Profit  Sharing Plan (7)           224,283                  0              6.9%
--------------------------------------------------- ------------------- -------------------- -----------------
Directors  and  Officers as a group (11 persons on
November 1, 1999 including those named above)             1,495,925             60,750             48.0%
--------------------------------------------------- ------------------- -------------------- -----------------

----------
   *    Less than 1%
  (1)   Includes shares for which the named person:
         o   has sole voting and investment power, or
         o has shared voting and investment power with his spouse, unless otherwise indicated in the footnotes.
        Excludes shares that may be acquired through stock option exercises.

  (2) Shares that can be acquired through stock option exercises through December 31, 1999.
  (3) Based on 3,245,016 shares of Common Stock outstanding as of November 1, 1999. Shares of Common Stock which an individual or group has a right to acquire within 60 days are deemed to be outstanding for purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person shown on the table.

  (4) Beneficial stock ownership shown for employees excludes in all cases shares of Common Stock that may be held by the Spire Corporation 401(k) Profit Sharing Plan on behalf of such employees.

  (5) Includes 1,250,292 shares of Common Stock held in a trust of which Mr. Little is the primary beneficiary. Mr. Little is the Chairman of the Board of Directors, Chief Executive Officer and President of the Company.

  (6) Includes 200 shares of Common Stock held by Mr. Redmond as guardian for his minor children.

  (7) Trustees of the Plan, which was established in 1985, are Messrs. Little, Gregorio, and Tarello, each of whom disclaims beneficial ownership of shares held by the Plan. Messrs. Little, Gregorio and Tarello are respectively the Chairman of the Board of Directors, Chief Executive Officer and President; a Vice President, Chief Financial Officer, Treasurer and Clerk; and a Director of the Company.

                     COMPENSATION OF OFFICERS AND DIRECTORS

        This table describes the cash compensation paid to all the executive officers of the Company who were serving as executive officers on December 31, 1998:

                                            Summary Compensation Table

----------------------------- -------------------------------------------------- ---------------------- -------------------
                                                                                       Long Term
                                             Annual Compensation                     Compensation
                              -------- ------------ ---------- ----------------- ----------------------
                                                                                      Securities            All Other
                                                    Bonus (1)    Other Annual     Underlying Options     Compensation (2)
            Name               Year      Salary                  Compensation             (#)
----------------------------- -------- ------------ ---------- ----------------- ---------------------- -------------------
Richard S. Gregorio            1998       $120,060     $6,016        N/A                    2,000              $6,095
                               1997        115,909      6,190                               5,000               5,596
                               1996        109,264      2,658                              13,000               4,630
----------------------------- -------- ------------ ---------- ----------------- ---------------------- -------------------

Stephen J. Hogan (3)           1998       $109,576     $4,123        N/A                    5,000              $4,562
                               1997         96,902      2,636                               5,000               2,843
                               1996         89,303      1,597                              15,000               2,501
----------------------------- -------- ------------ ---------- ----------------- ---------------------- -------------------

Roger G. Little                1998       $196,336     $9,352        N/A                        0              $7,116
                               1997        180,999      9,752                                   0               6,297
                               1996        172,395      3,983                                   0               6,908
----------------------------- -------- ------------ ---------- ----------------- ---------------------- -------------------

Everett S. McGinley (4)        1998       $123,665          0        N/A                    5,000              $1,000
                               1997         60,050          0                              20,000                 616
----------------------------- -------- ------------ ---------- ----------------- ---------------------- -------------------

Ronald S. Scharlack (5)        1998       $107,934          0        N/A                   20,000              $4,567
----------------------------- -------- ------------ ---------- ----------------- ---------------------- -------------------

----------
(1) In 1996, 1997 and 1998, the Company paid certain executives performance based bonuses relating to the Company's preceding fiscal years.

(2) Includes Company's matching portion of 401(k) plan contributions available to all employees paid in Company Common Stock, which vests according to a schedule, and premiums on term life insurance policies provided to all executive officers. The matching 401(k) plan contributions are valued at the closing stock price on the last trading day of December in each year.

(3)   Mr. Hogan became an officer in November 1997.

(4)   Dr. McGinley became an officer in August 1997.

(5)   Mr. Scharlack became an officer in January 1998.

                        PROXIES AND VOTING AT THE MEETING

        Each signed and returned proxy will be voted in accordance with any instructions of the stockholder(s) executing the proxy. A proxy signed without instructions will be voted in accordance with the Board's recommendations. If a stockholder attends the Meeting and votes in person, his or her proxy will not be counted. A signed proxy may be revoked at any time before it is exercised, either in person or by giving written notice of revocation to the Clerk of the Company at the address on the first page of this Proxy Statement.

        Each share of Common Stock is entitled to one vote on all matters submitted to the stockholders for approval. No vote may be taken unless a quorum (I.E., a majority of the Common Stock issued, outstanding, and entitled to vote) is present at the Meeting in person or by proxy. Unless otherwise required by law or the Company's Articles of Organization or By-Laws, approval of all matters requires an affirmative vote of a majority of the shares of Common Stock represented at the Meeting, except for Proposal Number Two, which requires an affirmative vote of two-thirds of such shares. Broker non-votes are counted for purposes of determining the presence of a quorum, but are not counted for purposes of determining the result of any vote. Abstentions are counted in determining the presence of a quorum and, therefore, have the effect of a vote against a proposal (by raising the number of affirmative votes required to constitute a majority of the quorum).

        The Board has fixed November 29, 1999, as the record date for determining the stockholders entitled to vote at the Meeting. On that date there were 3,245,016 shares of Common Stock issued, outstanding, and entitled to vote. Each share is entitled to one vote.

                              INDEPENDENT AUDITORS

        Representatives of KPMG LLP have been invited to the Meeting and are expected to be present. They will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

                                  OTHER MATTERS

        The Board knows of no other matters which may come before the Meeting. If any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters. Such discretionary authority is conferred by the proxy.

        All costs of this solicitation, which is being made principally by mail, but which may be supplemented by telephone or personal contacts by the Company's directors, officers, and employees without additional compensation, will be borne by the Company. Brokers will be requested to forward proxy soliciting material to the beneficial owners of the stock held in such brokers' names, and the Company will reimburse them for their expenses incurred in complying with the Company's request.

                                             By Order of the Board of Directors

                                             /s/ Richard S. Gregorio

                                             Richard S. Gregorio, CLERK

November 30, 1999

                                     ANNEX A

November 18, 1999

Board of Directors
Spire Corporation
One Patriots Park
Bedford, Massachusetts 01730-2396

Gentlemen:

We understand that Spire Corporation ("Spire" or the "Company"), Methode Electronics, Inc. ("Buyer") and Methode Massachusetts, Inc., a wholly owned subsidiary of Buyer have entered into an Asset Purchase Agreement, dated as of November 18, 1999 (the "Purchase Agreement"), which provides, among other things, for the acquisition of substantially all of the assets of the Optoelectronics business of Spire (the "Optoelectronics Business") and a covenant not to compete from Spire, for approximately $12,950,000 in cash, less the amount of certain customer deposits, and the assumption of other liabilities. You have asked for our opinion as to whether the consideration to be received by Spire pursuant to the Purchase Agreement is fair from a financial point of view to the Company.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of the Company;
(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;
(iii) analyzed certain financial projections prepared by the management of the Company;
(iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
(v) reviewed the reported prices and trading activity for the Company's common stock;
(vi) compared the financial performance of the Company and the prices and trading activity of the common stock with that of certain other comparable publicly-traded companies and their securities;
(vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
(viii) participated in discussions and negotiations among representatives of the Company and Buyer and their legal advisors;
(ix)   reviewed the Purchase Agreement and certain related documents;
(x) participated in discussions with certain third parties, including Buyer, who expressed interest in acquiring the Company or the Optoelectronics Business, which led to the proposed Purchase Agreement, and
(xi) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Optoelectronics Business. We have relied upon, without independent verification, the assessment by the management of the Company of Spire's technologies and products, and the validity of, and risks associated with, Spire's existing and future products and technologies. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as exclusive financial advisor to the Company in connection with this transaction and will receive a fee for our services. It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent; except that this opinion may be included in any filing with the Securities and Exchange Commission in connection with the Company's proxy solicitation in regard to the Purchase Agreement. OEM Capital expresses no opinion or recommendation as to whether holders of Spire's common stock should accept the Purchase Agreement.

Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Company pursuant to the Purchase Agreement is fair from a financial point of view to the Company.

Very truly yours,

OEM Capital Corp.

/s/ Ronald J. Klammer

Ronald J. Klammer
Managing Director

                                SPIRE CORPORATION

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                                DECEMBER 21, 1999

           The undersigned hereby appoints Roger G. Little and Richard S. Gregorio, and either one of them, proxies of the undersigned, with power of substitution, to act for and to vote all shares of Spire Corporation Common Stock owned by the undersigned, upon the matters set forth in the Notice of Meeting and related Proxy Statement at the Special Meeting of Stockholders of Spire Corporation, to be held at Spire Corporation, One Patriots Park, Bedford, Massachusetts at 10:00 a.m. on Tuesday, December 21, 1999, and any adjournments thereof. The proxies, and any one of them, are further authorized to vote, in their discretion, upon such other business as may properly come before the Meeting, or adjournments thereof.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                  (Continued and to be Signed on Reverse Side)

--------------------------------------------------------------------------------
Please mark votes
as in this example


YOUR SHARES WILL BE VOTED FOR THE FOLLOWING PROPOSALS UNLESS OTHERWISE
INDICATED.

1. APPROVAL OF PROPOSAL TO SELL SELECTED ASSETS OF THE COMPANY'S OPTOELECTRONICS DIVISION.

          FOR                      AGAINST                          ABSTENTION

2.   APPROVAL OF PROPOSAL TO RESTRUCTURE SPIRE CORPORATION

          FOR                      AGAINST                          ABSTENTION

3. APPROVAL OF AMENDMENT TO 1996 EQUITY INCENTIVE PLAN.

          FOR                      AGAINST                          ABSTENTION



                                                         MARK HERE FOR ADDRESS
                                                         CHANGE AND NOTE AT LEFT


Signature _____________________________________   Date _________________, 1999

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Fiduciaries and corporate officers should indicate their full titles.